Exhibit D-5
Pennsylvania Public Utility
Commission Order,
Dated February 7, 2002

PENNSYLVANIA
PUBLIC UTILITY COMMISSION
Harrisburg, PA. 17105-3265

Public Meeting held February 7, 2002

Commissioners Present:

     Glen R. Thomas, Chairman
     Robert K. Bloom, Vice Chairman
     Kim Pizzingrilli, Abstaining
     Aaron Wilson, Jr.
     Terrance J. Fitzpatrick

Joint Application of NUI Corporation,
C&T Enterprises, Inc. and Valley
Energy, Inc. for approval of 1) the
transfer of the title to and possession and
use of NUI’s tangible and intangible
assets to C&T Enterprises, Inc. and then
to Valley Energy, Inc.; 2) approval of
NUI to abandon natural gas service in
this Commonwealth; and 3) the right of
Valley Energy, Inc. to offer, render,
furnish or supply natural gas service to
the public within NUI’s existing
Commonwealth service territory	Docket Numbers A-125100 A-120001F2000

ORDER

BY THE COMMISSION:

     On March 16, 2001, NUI Corporation, (“NUI”), C&T Enterprises, Inc., (“C&T”), and Valley Energy, Inc. (“Valley”), (hereinafter collectively referred to as the “Joint Applicants”), filed the Joint Application of NUI Corporation, C&T Enterprises, Inc. and Valley Energy, Inc. for various approvals under Sections 1102, 2207 and 2201 of the Pennsylvania Public Utility Code.

Pursuant to these Sections, the Joint Applicants seek Commission approval to transfer NUI’s tangible and intangible property used and useful in the public interest within the Commonwealth to C&T as well as approval for NUI to abandon natural gas service to the public and the right of Valley Energy to offer, render and furnish natural gas service to the public within NUI’s existing service territory. The proposed transaction affects NUI’s operating division in Pennsylvania, Valley Cities Gas Service.

     NUI is a New Jersey corporation that, since 1994, has operated as a Pennsylvania “public utility” as that term is defined in Section 102 of the Pennsylvania Public Utility Code, (“Code”), 66 Pa. C.S. §102, engaged in the transmission and distribution of natural gas to the public for compensation. NUI is also a “natural gas distribution company” as that term is defined in Section 2202 of the Pennsylvania Public Utility Code, 66 Pa. C.S. §2202. NUI furnishes natural gas service to approximately 5,000 residential, commercial and industrial customers located in Bradford County.

     C&T is a Pennsylvania corporation and an exempt “public utility holding company” under the Public Utility Company Act of 1935. C&T is a subsidiary of two rural electric cooperatives, Tri-County Rural Electric Cooperative, Inc. and Claverack Rural Electric Cooperative, Inc. and was established specifically for the acquisition of the stock of Citizens’ Electric Company. The Commission approved C&T’s acquisition of Citizens’ Electric Company’s common stock on December 22, 1998, at Docket No. A-110050 F5000.

     On March 23, 2001, the Secretary of the Pennsylvania Public Utility Commission (“Commission”) advised counsel for the Joint Applicants C&T and

Valley to file proof of publication of the Notice of the Joint Application in a newspaper of general circulation in NUI’s service territory. On May 8, 2001, a Proof of Publication was filed indicating that the Notice was published in two newspapers, The Towanda (PA) Daily Review and The Evening Times of Sayre, Pennsylvania, both newspapers of general circulation in NUI’s service territory. Public notice of the matter also was published in the April 7, 2001 edition of the Pennsylvania Bulletin, 31 Pa. Bull. 1929 (April 7, 2001).

     On April 23, 2001, the Office of Consumer Advocate (“OCA”) filed a Notice of Intervention and a Protest to the Joint Application. On May 30, 2001, the Commission issued an Order commencing an investigation of the Joint Application and formally assigning the matter to its Office of Administrative Law Judge for issuance of an Initial Decision.

     On November 30, 2001, Joint Applicants and the OCA comprising all of the active parties to the above-captioned proceedings, (hereinafter collectively referred to as the “Joint Parties”) filed a Joint Petition in Full Settlement, (“Joint Petition”).

     On December 31, 2001, the Joint Petition was reassigned to the Bureau of Fixed Utility Services.

     The Joint Parties request that the Commission approve the Joint Petition and adopt the full settlement.

     The terms of the Joint Petition are as follows:

•	All costs associated with C&T/Valley’s acquisition of NUI’s assets shall be amortized, without interest, over a five year time period beginning on the date of acquisition closing. Valley may claim any unamortized balance as an expense in its base rate case(s) filed subsequent to the date of acquisition closing. This amount is subject to review for reasonableness, prudence and proper allocation to Valley in its rate case(s). Valley shall also provide a demonstration and quantification of the savings from the acquisition in its first base rate case.

•	Valley agrees to reflect any prospective savings associated with the acquisition of NUI’s facilities in its base rate cases filed subsequent to the acquisition closing. Any issue regarding appropriate allocation of savings to Valley’s affiliates will be reviewed in said base rate case.

•	Valley agrees to uphold all Supplier of Last Resort Obligations applicable to NUI under Section 2207(a) of the Public Utility Code as if Valley were a natural gas distribution company (as that phrase is defined in the Code) as of the time of the enactment of the Natural Gas Choice and Competition Act, 66 Pa. C.S. §2201, et.seq.

•	C&T and Valley agree that service quality and reliability in Valley’s service territory will be maintained in conformance with standards being developed by the Commission.

•	C&T and Valley agree that, to the extent any affiliate of Valley serves as a Natural Gas Supplier as that phrase is used in the Code, the Commission’s Code of Conduct shall apply.

•	Valley shall be permitted, in the context of future tariff filings, to make claims for the costs of remediation of a former manufactured gas plant site operated previously by the various predecessors of the Valley Cities Service and Waverly Gas Service systems and the cost of insurance premiums secured for remediation of this manufactured gas plant site. Provided that the Commission’s recognition does not constitute a predetermination of Valley’s right to recover the claimed costs either in whole or in part; does not limit the OCA’s or any intervening party’s right to raise all issues regarding any claim for costs associated with the aforesaid former manufactured gas plant site; and does not limit the Commission’s ability to enter an order on those issues.

     Investigation and analysis of the Joint Application of NUI Corporation, C&T Enterprises, Inc., and Valley Energy, Inc. as well as the Joint Petition in Full Settlement indicates that the proposed transactions appear to be in the public interest; THEREFORE,

     IT IS ORDERED:

     1.     That the Joint Petition including all terms and conditions be approved.

     2.     That NUI’s transfer of the title to and possession and use of its tangible and intangible assets, that are used or useful in the service of its Pennsylvania customers to C&T and, then, from C&T to Valley Energy, pursuant to Sections 1102(a)(3) and 2210 of the Public Utility Code, 66 Pa. C.S. §§1102(a)(3) and 2210 be approved.

     3.     That NUI’s abandonment of natural gas distribution service and supplier of last resort service within its existing Pennsylvania service territory, pursuant to Sections 1102(a)(2) and 2207(a) of the Public Utility Code, 66 Pa. C.S. §§1102(a)(2) and 2207(a) be approved.

     4.     That Valley’s offering of natural gas distribution service within NUI’s existing Pennsylvania service territory, pursuant to Section 1102(a)(1) of the Public Utility Code, 66 Pa. C.S. §1102(a)(1) be approved.

     5.     That Valley be approved as the successor to all of NUI’s “supplier of last resort” obligations, pursuant to Section 2207(a) of the Public Utility Code, 66 Pa. C.S. §2207(a).

     6.     That Valley shall be permitted, in the context of future tariff filings, to make claims for the costs of remediation of a former manufactured gas plant site operated previously by the various predecessors of the Valley Cities Service and Waverly Gas Service systems and the cost of insurance premiums secured for remediation of this manufactured gas plant site. Provided that the Commission’s recognition does not constitute a predetermination of Valley’s right to recover the claimed costs either in whole or in part; does not limit the OCA’s or any intervening party’s right to raise all issues regarding any claim for costs associated with the aforesaid former manufactured gas plant site; and does not limit the Commission’s ability to enter an order on those issues.

     7.     That Valley be permitted to file a tariff supplement incorporating NUI Corporation’s existing rates to become effective upon one day’s notice.

     8.     That the appropriate Certificates of Public Convenience under Section 1102 of the Public Utility Code be issued.

     9.     That this proceeding at Docket Nos. A-125100 and A-120001F2000 be closed.

BY THE COMMISSION,

James J. McNulty Secretary

(SEAL)
ORDER ADOPTED: February 7, 2002
ORDER ENTERED: February 8, 2002

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